UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐           Soliciting Material Under Rule 14a-12

THE STEAK N SHAKE COMPANY
(Name of Registrant as Specified in Its Charter)

THE LION FUND L.P. BIGLARI CAPITAL CORP. WESTERN SIZZLIN CORP. WESTERN ACQUISITIONS L.P. WESTERN INVESTMENTS INC. SARDAR BIGLARI PHILIP L. COOLEY
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Lion Fund L.P. (“Lion Fund”) and Western Sizzlin Corp. (“Western Sizzlin”), together with the other participants named herein, are filing materials contained in this Schedule 14A with the Securities and Exchange Commission (“SEC”) in connection with the solicitation of proxies for the election of two nominees as directors at the next annual meeting of stockholders (the “Annual Meeting”) of The Steak n Shake Company (the “Company”).  Lion Fund and Western Sizzlin have filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1.    Press release regarding letter from Sardar Biglari to the stockholders of the Company, dated February 21, 2008, to be mailed to stockholders and posted on www.enhacesteaknshake.com:

FOR IMMEDIATE RELEASE

SARDAR BIGLARI ISSUES LETTER TO SHAREHOLDERS OF

THE STEAK N SHAKE COMPANY

SAN ANTONIO, TX – February 21, 2008 – Sardar Biglari, Chairman and Chief Executive Officer of Western Sizzlin Corporation (OTC Bulletin Board: WSZL) and The Lion Fund, LP, issued the following letter today to the shareholders of The Steak n Shake Company (NYSE: SNS):

Dear Fellow Shareholders:

The annual meeting of stockholders for The Steak n Shake Company can be a highly productive turning point for the company’s customers, employees, franchisees, and shareholders. Your vote is imperative, irrespective of the number of shares you own. My colleague Philip L. Cooley and I plan to replace Alan B. Gilman and James Williamson, Jr. at the annual meeting scheduled for March 7, 2008. We are seeking your support for the permanent removal of Messrs. Gilman and Williamson and your endorsement of our plan for the company as laid out in my January 23, 2008 letter, a copy of which I have enclosed.

The long-term record — during any period over the last decade — has been dismal for owners of Steak n Shake stock. Current business prospects are no better. Over the last several months, we have visited Steak n Shake restaurants and spoken to current and former employees, franchisees, shareholders, and other constituents, whose opinions confirm ours that the company is handicapped by a lack of leadership, lack of execution, and lack of strategic direction from headquarters. Furthermore, we have found that Gilman and Williamson, through past and present actions, are a main source of the company’s myriad problems. We believe that because of the influential positions they hold on the board and their roles as past CEOs, they have set the wrong tone at the top. They advocate rules for the company, which, when these stipulations work against them, they quickly alter for their own self-interest. Here is an example:

I disclosed in my January 23rd letter that it is our objective to replace Gilman and Williamson at the annual meeting and then seek to call a special meeting to make further changes in board composition. The following week the board amended the bylaws to require 80% of the shares outstanding to call a special meeting instead of the former 25%. This change effectively eliminates a shareholder’s ability to call a special meeting. To require 80% of the votes cast by the shareholders to call a meeting when only 50% is needed to replace directors strips shareholders of a fundamental right they ought to enjoy. Thus, this ill-advised amendment provides the board with immunity, not the accountability they should embrace. Their actions designed to disenfranchise shareholders do not deter us; rather, they reinforce the presence of the firm’s problems and energize our desire to solve them.

The board, led by Gilman and Williamson, wrote you a letter on February 14 with the headline, “Don’t let short-term investors gain control of your company.” The board is being less than candid with you. I have repeatedly said both privately to the current company leaders as well as publicly to you via my letters that we have invested in Steak n Shake stock for the long-term.

In addition, the board’s letter reiterates the falsity that we are seeking to control the company for our own personal benefit and therefore should pay a control premium. Nothing could be further from the truth. This is another erroneous argument designed, in my view, to distract you from the serious problems confronting Steak n Shake. The truth is that Steak n Shake will stay in the hands of its shareholders, and we will remain a significant minority shareholder working for the benefit of all shareholders. To change the minority or majority of the board’s composition requires over 50% shareholder approval. Plainly, shareholders are the only ones who can cast votes on whether or not they prefer current leaders or support a change in leadership. Most importantly, we would not obtain a return on investment different from that of any other shareholder. We seek to make money with you, not off you.

What is absolutely disingenuous of the board is their writing, “As fellow shareholders, your Board and management team share your displeasure and have experienced similar returns on their holdings.” We do not consider their ownership by way of stock option grants as equal to the investment shareholders have made by laying out cash. While the incumbent directors may own stock, they have been net sellers over the past several years, disposing a considerable amount of their holdings. In contrast, we paid cash for our stock purchase, have not sold a single share, and own more than the entire board combined.

The board may discuss and write about maximizing value, through setting up committees and hiring costly consultants, but their record clearly shows that all their ideas espoused over the years have resulted in a significant decline in the company’s value. Steak n Shake’s stock price has decreased over a three-, five-, and ten-year period, whereas the S&P Restaurant Index has increased in the same timeframe. The record speaks for itself.

We are seeking your vote to replace Gilman and Williamson with the recommendation in my letter of January 23rd outlining our plan for the company. Our victory would be the basis on which the remaining directors are obliged to act to benefit you, the owners of the company.  Once elected, we are hopeful that the remaining directors will not take action against your wishes because doing so certainly is not in anyone’s best interests. Otherwise, these directors would risk their reputation. We are optimistic that we will be able to work with the reelected directors who place shareholder interests above director interests. Entrenchment strategies may be defendable under Indiana law but not under the ethical laws that govern one’s reputation. We will remain resolute in our pursuit because in order to resuscitate Steak n Shake, we need to change its corporate culture.

In my October 1, 2007 letter to you, I wrote, “Our principle is to tell you the facts that we would want to know if our roles were reversed.” That assertion encapsulates the code by which we operate, and which we will maintain when we assume leadership positions. We wish to create a new ethos, one that cares about shareholder rights and value and treats owners as they should be — like true partners, both large and small.

Towards that end, we have arranged for a shareholder gathering on March 6, 2008, the evening before the annual meeting, at 6:00 pm at the Marriott Indianapolis Downtown, 350 West Maryland Street, First Floor. This first meeting will provide you with an opportunity to meet Phil and me and ask about our plans and about anything else that is on your mind. We hope you can join us and be there to support our candidacy. If you are going to attend, we ask that you RSVP by emailing rsvp@enhancesteaknshake.com or calling 800-607-0088.

We look forward to turning Steak n Shake around so once again it can be a place where customers love to eat, where employees love to work, and which shareholders love to own.

Sincerely,

/s/ Sardar Biglari

      Sardar Biglari

************

Contact:

Thomas Ball
Morrow & Co., LLC
(203) 658-9400
Or
Robyn B. Mabe, Chief Financial Officer
Western Sizzlin Corporation
(540) 345-3195